Exhibit 99.1

Consumers Bancorp, Inc. Reports Fourth

Quarter and Twelve Month Fiscal 2007 Results

Minerva, Ohio—August 6, 2007 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter earnings per share of $0.10 which is $0.01 higher than the same period ended June 30, 2006 and $0.04 lower than the previous quarter ended March 31, 2007. Net income for the fourth quarter of 2007 was $199 thousand; a $12 thousand increase from the same period last year and $105 thousand lower than the previous quarter ended March 31, 2007. The current quarter results were negatively impacted by a $156 thousand pre-tax, $103 thousand after-tax, or $0.05 per share, write-down of other real estate owned (OREO). Return on average assets (ROA) and return on average equity (ROE) for the fourth fiscal quarter of 2007 were 0.39% and 4.06%, respectively. This compares to ROA of 0.37% and ROE of 3.88% for the fourth fiscal quarter of 2006.

For the twelve months ended June 30, 2007, net income was $1,263 thousand compared to $1,178 thousand for the same period last year. Fiscal year-to-date net income per share was $0.60 compared to $0.55 for the same period in 2006. ROA and ROE for the twelve months ended June 30, 2007 were 0.63% and 6.43%, respectively, compared to 0.59% and 6.08%, respectively, for the prior year.

Steven L. Muckley, President and Chief Executive Officer, stated “Although the quarter-end results were impacted by OREO related costs, the 6.4% increase in net income reflects improvements in fundamental areas. The Bank has made progress in reducing non-performing assets, and has successfully increased net interest income. Additionally, other income, excluding gains and losses from the sale of securities and the disposition of OREO property, increased by 4.7% over the quarter ended June 2006. These increases reflect significant improvement in the Company’s two core earnings drivers.”

Interest income for the fourth fiscal quarter of 2007 increased $243 thousand and interest expense increased $195 thousand over fourth quarter results for the same period last year. The net interest margin increased to 4.68% for the quarter ended June 30, 2007 compared with 4.67% for the previous quarter ended March 31, 2007 and increased from 4.62% for the same period last year. The Corporation’s yield on average interest-earning assets increased to 6.90% for the three months ended June 30, 2007 from 6.46% for the same period last year. The Corporation’s cost of funds increased from 2.42% for the three months ended June 30, 2006 to 2.96% for the three months ended June 30, 2007.

Other income was $469 thousand for the fourth fiscal quarter of 2007 compared with $554 thousand for the previous quarter ended March 31, 2007 and $580 thousand for the same period last year. The decline in other income was primarily due to a $156 thousand write-down of OREO. Excluding this loss, other income would have been $625 thousand for the fourth fiscal quarter of 2007.

Other expenses increased $86 thousand, or 4.2%, for the fourth fiscal quarter of 2007 from the same period last year. Other expenses increased mainly due to increased expenses related to OREO properties.

Assets at June 30, 2007 totaled $202.0 million, a decrease of $1.2 million from March 31, 2007 and a decrease of $1.6 million from June 30, 2006. During the twelve month period of June 30, 2006 to June 30, 2007, total loans decreased by $6.6 million and deposits increased by $2.3 million.

Non-performing assets were $2.4 million at June 30, 2007, compared with $2.9 million at March 31, 2007 and $3.9 million at June 30, 2006. Non-performing assets as of June 30, 2007 included $1.5 million of other real estate owned, which are properties that have been acquired through loan foreclosures. Subsequent to June 30, 2007, all of the properties within other real estate owned have pending sales agreements and as of June 30, 2007 were recorded at or below their net realizable value.

The share repurchase plan that was approved by the Board of Directors in June 2006 has been completed. As was previously disclosed, in July 2007, the Board of Directors authorized a new share repurchase program for up to 75,000 shares that can be purchased through June 2008.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

June 30, 2007

	Three Month Period Ended		Twelve Month Period Ended
(Dollars in thousands, except per share data)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
EARNINGS:
Net interest income	$2,131	$2,083	$8,426	$8,358
Provision for loan losses	268	416	728	730
Other income	469	580	2,154	2,171
Other expenses	2,133	2,047	8,316	8,353
Income tax expense	—	13	273	268
Net income	199	187	1,263	1,178
Net income per share – Basic	$0.10	$0.09	$0.60	$0.55

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.39%	0.37%	0.63%	0.59%
Return on average equity	4.06%	3.88	6.43	6.08
Net interest margin (Fully Tax Equivalent)	4.68	4.62	4.67	4.65

MARKET DATA:
Book value/common share	$9.09	$8.92
Market close, bid	10.40	13.20
Period end common shares	2,065,434	2,140,434
Average equity/average assets	9.60%	9.64%	9.75%	9.63%
Average common shares	2,075,918	2,140,434	2,105,656	2,142,479

ASSET QUALITY:
Net charge-offs	$567	$368	$904	$696
Non-performing assets	2,437	3,947
Allowance for loan losses (ALLL)	1,381	1,557
Net charge-offs to Total Loans (Annualized)	1.60%	0.99%	0.64%	0.47%
ALLL to Total Loans	0.98%	1.05%

ENDING BALANCES:
Assets	$201,958	$203,550
Deposits	169,591	167,308
Loans, net	140,066	146,445
Securities, available for sale	42,133	37,470
Federal Home Loan Bank borrowings	2,625	10,790
Shareholders’ Equity	18,782	19,102